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                                                                    EXHIBIT 99.1




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Media Contact:     Gary Rhodes, The Kroger Co. (513) 762-1304

Investor Contact:  Kathy Kelly, The Kroger Co. (513) 762-4969


              KROGER COMPLETES SALE OF $900 MILLION IN SENIOR NOTES

         CINCINNATI, OH, June 25, 1999 -- The Kroger Co. (NYSE: KR) today announced that it has completed the sale of $900 million of Senior Notes. The offering included $250 million in Senior Notes due in 2001 with an interest rate of 6.34%; $350 million due in 2009 with an interest rate of 7.25%; and $300 million due in 2029 with an interest rate of 7.7%. The Notes are guaranteed by most of the Company's subsidiaries. The Company said it will use proceeds from the offering to repurchase or redeem other debt of the Company.

         The Notes were not registered under the Securities Act, and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration. However, holders were given certain registration rights. The Company also said that it will take steps to have most of its subsidiaries also guarantee certain other outstanding debt securities.

         Headquartered in Cincinnati, Ohio, Kroger is the nation's largest retail grocery chain. Following the recent merger with Fred Meyer, Inc. Kroger now operates 2,206 grocery stores, 798 convenience stores, 380 fine jewelry stores and 43 food processing facilities.